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                                                                     EXHIBIT 4.9


                         CONSOLIDATED AMENDMENT NO. 5 TO

    AMENDED AND RESTATED CREDIT AGREEMENT, AMENDED AND RESTATED REIMBURSEMENT
                          AGREEMENT AND PROMISSORY NOTE

         This Consolidated Amendment No. 5 to Amended and Restated Credit Agreement, Amended and Restated Reimbursement Agreement, and Promissory Note (this "Amendment"), dated as of November 26, 2003, is entered into by and between SIFCO INDUSTRIES, INC. (the "Borrower") and NATIONAL CITY BANK (the "Bank") for the purposes amending and supplementing the documents and instruments referred to below.

                                   WITNESSETH:

         Whereas, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended by Letter Agreement dated August 1, 2002 (as amended, the "Credit Agreement" providing for $6,000,000 of revolving credits; all terms used in the Credit Agreement being used herein with the same meaning); and

         Whereas, Borrower and Bank are parties to an Amended and Restated Reimbursement Agreement made as of April 30, 2002, as amended by Letter Agreement dated August 1, 2002 (as amended, the "Reimbursement Agreement" pursuant to which a Letter of Credit was issued in the initial stated amount of $4,225,280; all terms used in the Reimbursement Agreement being used herein with the same meaning); and

         Whereas, Borrower and Bank are parties to Promissory Note made as of April 14, 1998 (the "Term Note" providing for a $12,000,000 term loan; all terms used in the Term Note being used herein with the same meaning); and

         WHEREAS, the Credit Agreement, the Reimbursement Agreement and the Term Note were previously amended by Consolidated Amendment No. 1, Consolidated Amendment No. 2, Consolidated Amendment No. 3 and Consolidated Amendment No. 4; and

         Whereas, Borrower and Bank desire to further amend certain provisions of the Credit Agreement and the Reimbursement Agreement to, among other things,
(a) amend and/or waive certain financial covenants applicable thereto, and (b) supplement certain of the covenants therein; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - AMENDMENTS TO CREDIT AGREEMENT

         A. Section 2A.02 of the Credit Agreement is hereby amended to extend the Expiration Date from September 30, 2004 to March 31, 2005.

         B. Section 2B.16 (ii) of the Credit Agreement is hereby amended to read as follows:

         (ii) Advances for Subject Loans shall not exceed an amount equal to eighty percent (80%) of eligible accounts receivable plus fifty percent (50%) of eligible finished goods inventory (the "Borrowing Base") less a reserve in the amount of Five Hundred Thousand Dollars ($500,000) (the "Reserve"). The inventory advance will be eliminated and the Reserve increased back to One Million Dollars ($1,000,000) on the earlier to occur of (i) March 31, 2004 or
(ii) upon Borrower's receipt of at least $4,000,000 in cash from its subsidiary, Sifco Irish Holdings, Ltd.

SECTION II - AMENDMENTS TO REIMBURSEMENT AGREEMENT

     A. The financial covenants set forth in Section 7 of the Reimbursement Agreement, as amended, are hereby waived and terminated in their entirety; and the following covenants shall be substituted therefore:

         1. Borrower shall not to suffer or permit its Tangible Net Worth to be less than the required minimum amount. The required minimum amount shall be $27,000,000, as measured by audited financial statements as of each fiscal year end,


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commencing with fiscal year end 2003, and increasing as of each fiscal year end thereafter by an amount equal to 50% of net income for such fiscal year.

         2. Borrower shall not to suffer or permit its Adjusted Fixed Charge Coverage Ratio to be less than 1.00 to 1.00, as measured quarterly. Adjusted Fixed Charge Coverage Ratio shall mean principal payments plus interest expense plus capital expenditures plus taxes divided by EBITDA plus end of quarter revolver availability. EBITDA means earnings before interest expense, taxes, depreciation and amortization.

SECTION III -- REPRESENTATIONS AND WARRANTIES

         Borrower hereby represents and warrants to Bank, to the best of Borrower's knowledge, that

         (A) none of the representations and warranties made in the Credit Agreement, the Reimbursement Agreement or the Promissory Note (collectively, the "Loan Documents") has ceased to be true and complete in any material respect as of the date hereof; and

         (B) as of the date hereof no "Default" has occurred that is continuing under the Loan Documents.

SECTION IV -ACKNOWLEDGMENTS CONCERNING OUTSTANDING LOANS

         Borrower acknowledges and agrees that, as of the date hereof, all of Borrower's outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank's parent company and with any subsidiary or affiliate company of such Bank or of such Bank's parent company.

SECTION V - REFERENCES

         On and after the effective date of this Amendment, each reference in the Credit Agreement, the Reimbursement Agreement or the Term Note to "this Agreement", "hereunder", "hereof", or words of like import referring to the Credit Agreement, Reimbursement Agreement or Term Note shall mean and refer to the Credit Agreement, Reimbursement Agreement and Term Note as amended hereby. The Loan Documents, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. To the extent any amendment set forth in any previous amendment is omitted from this Amendment, the same shall be deemed eliminated as between Borrower and the other parties hereto as of the date hereof. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Documents or constitute a waiver of any provision of the Loan documents except as specifically set forth herein.

SECTION VI - COUNTERPARTS AND GOVERNING LAW

         This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

SECTION VII - FEES

         Upon the execution and delivery of this Amendment, Borrower shall pay to the Bank a documentation fee of $3,000.

         IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

SIFCO INDUSTRIES, INC.                       NATIONAL CITY BANK

/s/:     Frank A. Cappello                   /s/:     Terry Wolford
--------------------------                   ----------------------
Name:    Frank A. Cappello                   Name:    Terry Wolford
Title:   Vice President-Finance and          Title:   Vice President
         Chief Financial Officer


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